As filed with the Securities and Exchange Commission on May 12, 2004

Registration No. 333-102746

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TeraForce Technology Corporation
(Exact name of registrant as specified in its charter)

Delaware	76-0471342
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1240 E. Campbell Road
Richardson, Texas 75081
(469) 330-4960
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ROBERT P. CAPPS
TeraForce Technology Corporation
Executive Vice President
1240 E. Campbell Road
Richardson, Texas 75081
Telephone: (469) 330-4960
Fax: (972) 367-2271
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
WILLIAM L. BOEING
Haynes and Boone, LLP
2505 N. Plano Road, Suite 4000
Richardson, Texas 75082
Telephone: (972) 680-7550
Fax: (972) 680-7551

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

     If the registrant elects to deliver its latest annual report to security holders, or a complete legal facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TERAFORCE TECHNOLOGY CORPORATION

56,553,336 Shares of Common Stock

     This prospectus relates to 56,553,336 shares of common stock of TeraForce Technology Corporation to be sold from time to time by the selling stockholders named in this prospectus. We are not selling any shares under this prospectus, and we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. Ten of the selling stockholders hold warrants that are exercisable for a total of 17,886,668 shares of common stock. We would receive total proceeds of $2,563,900 if all warrant holders elected to exercise their warrants by paying cash. Seven of the selling stockholders had conversion rights to purchase 8,333,334 shares of common stock for a total of $1,000,000. These conversion rights were exercised in October 2003 and the proceeds from these purchases were used to repay indebtedness outstanding under our revolving credit facility.

     The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in a section entitled “Plan of Distribution” on page 19. You should read this prospectus and any supplement carefully before you invest.

     Our common stock is traded on the OTC Bulletin Board under the symbol “TERA.” On April 30, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $0.21 per share.

     We currently have a concurrent offering of our shares of common stock that will have a dilutive effect on any purchaser of shares under this prospectus and the registration statement of which it forms a part. A registration statement on Form S-2 (SEC File Number 333-110908) covers resales by selling stockholders of shares of common stock issuable upon conversion of our 12% convertible subordinated notes that we issued in July and August 2003, including shares issuable upon the exercise of warrants to purchase common stock issued in connection with our 12% convertible subordinated note financing. The shares issuable upon conversion of the 12% convertible subordinated notes and upon the exercise of warrants issued in connection therewith are not covered by this prospectus or the registration statement of which it is a part.

     You should read the section entitled “Risk Factors” beginning on page 5 for a discussion of factors you should consider before buying our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May       , 2004

Page
Prospectus Summary	3
Risk Factors	5
A Number of Factors Could Cause Operating Results to Fluctuate Significantly	6
We Have Incurred Significant Losses in the Past	6
Debt Service Obligations May Adversely Affect Our Cash Flow and We May Be Unable to Repay the Debt On Time	6
Our Auditors Have Expressed Doubt as to Our Ability to Continue as a Going Concern	7
We May Not Be Able to Successfully Complete Development and Achieve Customer Acceptance of New Defense Electronics Products	7
We are a Party to Lawsuits and May Be Subject to Other Contingent Liabilities	7
Our Failure to Quickly Adapt to Rapidly Changing Competitive and Economic Conditions Could Have a Material Adverse Effect on Our Business and Results of Operations	8
We Have a Limited Customer Base	8
We May Not Be Successful if We Do Not Attract New Customers	8
We Must Attract, Retain and Motivate Key Technical and Management Personnel in a Competitive Market in Order to Sustain and Grow Our Business	8
Our Agreement with VISTA Controls, Inc. May Not Produce the Expected Benefits	9
We May Be Unable to Secure Necessary Components and Support Because We Depend Upon a Limited Number of Third-Party Manufacturers and Support Organizations	9
The Defense Electronics Products Business Is Subject to Special Risks	10
The Failure to Develop and Introduce New Products That Meet Changing Customer Requirements and Address Technological Advances Would Limit Our Ability to Sell Our Products and Services	10
We May Not Be Able to Secure an Adequate Number of Design Wins	11
Product Performance Problems Could Limit Sales Prospects	11
Failure to Protect Our Intellectual Property Will Adversely Affect Our Ability to Compete in the Industry and Our Profitability	11
We May Be Subject to Intellectual Property Infringement Claims That Are Costly to Defend and Could Limit Our Ability to Use Some Technologies in the Future	12
We May Be Unable to License Third-Party Technology at a Reasonable Cost	12
Our Products Are Subject to Government Regulation	12
Our Common Stock Is Subject to Price Volatility	13
There May Not Be a Liquid Market for our Common Stock	13
Additional Capital May Dilute Current Stockholders	13
Shares Issuable Upon the Exercise of Options, Warrants and Convertible Debentures or under Anti-Dilution Provisions in Certain Agreements Could Dilute Stock Holdings and Adversely Affect our Stock Price	13
A Large Number of Shares will be Eligible for Future Sale and May Depress our Stock Price	14
We May Propose a Reverse-Split of Our Common Stock	14
Use of Proceeds	14
Selling Stockholders	15
Plan of Distribution	19
Description of Capital Stock	20
Recent Developments	22
Legal Matters	23
Experts	23
Where You Can Find More Information	24
Disclosure of Commission Position on Indemnification For Securities Act Liabilities	24
Consent of Grant Thornton LLP

PROSPECTUS SUMMARY

     We use the terms “we,” “us,” and “our” to refer to TeraForce Technology Corporation, a Delaware corporation, and its subsidiaries unless the context indicates otherwise. This summary is qualified in its entirety by the more detailed information appearing in other places in this prospectus and in documents we incorporate by reference into this prospectus. Unless we indicate otherwise, all information with regard to our capital stock in this prospectus, including share and per share information, assumes that our outstanding options, warrants and conversion rights have not been exercised.

The Company

     We design, develop, produce and sell high-density embedded computing platforms and digital signal processing products, primarily for applications in the defense electronics industry. The Company is also involved, through our subsidiaries or joint venture arrangements, in the design and sale of optical networking equipment and the design of Internet infrastructure equipment. We were incorporated in Delaware on May 23, 1995. Our principal executive offices are located at 1240 E. Campbell Road, Richardson, Texas 75081 and our telephone number at that address is (469) 330-4960.

The Offering

Common stock offered by us	None

Common stock offered by the selling stockholders	A maximum of 56,553,336 shares

Common stock outstanding as of April 30, 2004	133,081,526 shares

Offering price	Determined at the time of sale

Use of proceeds	We will receive no proceeds from the sale of our common stock by the selling stockholders. Any proceeds we receive upon the
exercise of the warrants outstanding will be used for general corporate purposes.

OTC Bulletin Board Symbol	TERA

The Selling Stockholders

     The selling stockholders described below are offering shares of our common stock from time to time under this prospectus.

     In April 2002, we issued 1,000,000 shares of our common stock to The Coastal Corporation Second Pension Trust in exchange for warrants it held that were exchangeable for our common stock.

     On September 29, 2002, we issued 833,334 shares of common stock to Richard E. Bean for $100,000 cash.

     On October 3, 2002, we issued an aggregate of 16,666,668 shares of our common stock to Morton A. Cohn and Fayez Sarofim in exchange for $2,000,000 cash. We also issued warrants for the purchase of an aggregate of 400,000 shares of common stock to these two investors. As part of this transaction, we also amended the terms of warrants Messrs. Cohn and Sarofim owned for the purchase of 780,000 shares of common stock. Warrants to purchase of 300,000 of these shares were exercised during December 2003.

     Also on October 6, 2002, we issued 1,250,000 shares of our common stock to Steven A. Webster for $150,000 cash.

     On October 23, 2002, we sold a total of 4,166,666 shares of common stock to the following investors: Don A. Sanders, Katherine U. Sanders, Don and Julie Ellen Weir, Lisa Dawn Weir, Paul and Laura Tate, and Eric Weir. Net proceeds for these transactions amounted to $500,000 and were used for working capital.

     In connection with the restructuring and extension of certain of our debt obligations, in December 2002 Oscar S. Wyatt agreed to provide a total of $4,500,000 in credit support for our outstanding debt. He has also agreed to extend the payment term related to $600,000 in notes payable to him. In exchange, we issued warrants to Mr. Wyatt for the purchase of 960,000 shares of common stock and have agreed to amend warrants that Mr. Wyatt already owned for the purchase of 1,830,000 shares of our common stock. In October 2003, Mr. Wyatt agreed to cancel the note payable to him, including accrued interest under the note, totaling approximately $700,000, in exchange for 2,800,000 shares of our common stock and the extension of the expiration dates of common stock warrants previously issued to Mr. Wyatt for the purchase of 2,790,000 shares, as described above. The expiration dates of these warrants, which ranged from December 31, 2003 to October 31, 2004, were extended to October 31, 2005. In addition, as consideration for providing subsequent extensions of credit support under our credit facility, we issued warrants to Mr. Wyatt for the purchase of 3,250,000 shares of common stock at a price of $0.29 per share and 3,250,000 shares of common stock at a price of $0.55 per share.

     On December 27, 2002, we issued 1,250,000 shares of common stock to Thomas M. Porter for $150,000 cash. On January 24, 2003, we issued 833,333 shares of common stock to John Coor for $100,000 cash.

     On March 17, 2003, we issued an aggregate of 4,333,333 shares of common stock and warrants to purchase an aggregate of 4,333,333 shares of common stock to SSJ Enterprises, LLC for $520,000 cash, and amended the securities purchase agreement we had entered into with SSJ Enterprises, LLC on October 31, 2002.

     On March 26, 2003, we entered into a Reimbursement Agreement with Richard M. Bean, Robert E. Garrison II, Steven A. Webster, James Hawkins, Peter Badger, John Styles and Donald Campbell. Under the Reimbursement Agreement, these individuals agreed to guarantee a $1,000,000 revolving credit facility on our behalf. The individuals received warrants for the purchase of an aggregate of 9,582,334 shares of common stock and conversion rights whereby the individuals held rights to purchase an aggregate of 8,333,334 additional shares of common stock for $1,000,000 cash. These conversion rights were exercised in October 2003 and the proceeds from the exercise of these conversion rights were used to repay and retire indebtedness outstanding under the revolving credit facility.

     We agreed to provide registration rights to each of these investors in connection with the issuance of these 31,333,334 shares of common stock purchased by the investors, the 17,886,668 shares of common stock to be issued upon the exercise of the warrants and the 8,333,334 shares of common stock issued upon exercise of the conversion rights. This prospectus and the registration statement of which this prospectus forms a part have been prepared and filed in satisfaction of this agreement.

RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below.

Disclosure Regarding Forward-Looking Statements

     The statements in this prospectus regarding our future financial and operating performance and results, and other statements that are not historical facts, are forward-looking statements, as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. We use the words “may,” “expect,” “anticipate,” “believe,” “continue,” “estimate,” “project,” “intend,” “designed” or other similar expressions to identify forward looking statements. You should read statements that contain such words carefully because they discuss future expectations, contain projections of results of operations or of our financial condition, and/or state other “forward-looking” information. These statements also involve risks and uncertainties, including, but not limited to:

•	events, conditions and financial trends that may affect our future plans and business strategy,

•	results of expectations and estimates as to prospective events, and

•	circumstances about which we can give no firm assurance.

Examples of types of forward-looking statements include statements on future levels of net revenue and cash flow, new product development, strategic plans and financing. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Factors that might cause a difference include, but are not limited to:

•	general economic conditions in the markets we operate in;

•	success in the development and market acceptance of new and existing products;

•	dependence on suppliers, third party manufacturers and channels of distribution;

•	customer and product concentration;

•	fluctuations in customer demand;

•	the ability to obtain and maintain access to external sources of capital;

•	the ability to control costs;

•	overall management of our expansion; and

•	other risk factors detailed from time to time in our filings with the Securities and Exchange Commission.

     We believe it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. Any forward-looking statement speaks only as of the date the statement was made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date the statement was made. Because it is not possible to predict every new factor that may emerge, forward-looking statements should not be relied upon as a prediction of actual future financial condition or results. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forward-looking statements included in this prospectus.

Risk Factors Relating to Our Business

     A Number of Factors Could Cause Operating Results to Fluctuate Significantly.

     Our revenues and operating results in any reporting period may fluctuate significantly due to a variety of factors, including:

•	changes in the price or availability of components for our products;

•	the mix of products sold to the defense electronics markets and other markets;

•	our ability to introduce new technologies and features ahead of competitors;

•	the timing and size of orders we receive from customers;

•	fluctuations in demand for our products;

•	delays in testing and evaluation by customers;

•	production delays due to quality problems with or availability of components;

•	changes in our pricing policies or the pricing policies of our competitors;

•	changes in customers’ requirements, including changes or cancellations of orders from customers;

•	manufacturing and shipment delays and deferrals;

•	our ability to efficiently produce and ship orders promptly on a price-competitive basis;

•	announcements or introductions of new products by our competitors;

•	changes in U.S. government budget, procurement and contracting trends; and

•	changes in general economic conditions as well as those specific to the defense electronics industry.

     Current economic conditions have made it more difficult to make reliable estimates of future revenues. Fluctuations in our revenue can lead to greater fluctuations in our operating profits. In addition, we expect to incur significant research and development expenses as we develop products to serve our markets, all of which are subject to rapidly changing technology, frequent product performance improvements and evolving industry standards. The ability to deliver superior technological performance on a timely and cost effective basis is a critical factor in securing design wins for future generations of defense electronics systems. Significant research and development spending by the Company does not ensure that our products will be designed into a customer’s system. Because future production orders are usually contingent upon securing a design win, our operating results may fluctuate if we obtain or fail to obtain design wins for significant customer systems.

     We Have Incurred Significant Losses in the Past.

     In 2003, 2002 and 2001 we have incurred net losses of $8,559,000, $4,350,000 and $21,549,000, respectively. These losses have been funded from borrowings under credit facilities, sales of debt and equity securities and proceeds from the settlement of a lawsuit. It is not certain when we will become profitable. The ability to become profitable will depend, in part, on our ability to increase net revenue from sales of defense electronics products. If our need for capital exceeds available resources, there can be no assurance that additional capital will be available through public or private equity or debt financing.

     Debt Service Obligations May Adversely Affect Our Cash Flow and We May Be Unable to Repay the Debt On Time.

     We have approximately $7,400,000 of debt outstanding. Of this amount, approximately $700,000 is due by December 31, 2004 and the balance is due by June 30, 2005. We may not be able to generate sufficient cash flow from operations to repay all of this debt when it comes due. Approximately $2,860,000 of this debt is convertible into common stock at the option of the holders at a rate of $0.16 per share, which is less than prices at which our stock has recently traded. Therefore, this debt may be converted into common stock before its maturity. We intend to restructure or refinance any balance of the debt if we are not able to repay it when it comes due. However, there is no assurance that the convertible debt will be converted into common stock or that we will be able to restructure or refinance the remaining debt in a timely manner. Even if we are able to refinance or restructure this debt, we may still be subject to substantial interest and principal repayment obligations.

     Our Auditors Have Expressed Doubt as to Our Ability to Continue as a Going Concern.

     Our independent certified public accountants have added an explanatory paragraph to their audit opinion issued in connection with our consolidated financial statements. The opinion states that our ability to continue as a going concern is uncertain due to our history of operating losses and difficulty in generating operating cash flows. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments might include changes in the possible future recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

     We May Not Be Able to Successfully Complete Development and Achieve Customer Acceptance of New Defense Electronics Products.

     We must continually enhance our products and develop new products on a timely and cost effective basis. Certain enhancements to our products are in the development phase and are not yet ready for commercial manufacturing or deployment. The successful development and deployment of these products is subject to substantial risk. The development of these products, from laboratory prototype to customer trial, and subsequently to general availability, involves a number of steps including the following:

•	completion of product development;

•	the qualification and multiple sourcing of critical components;

•	validation of manufacturing methods and processes;

•	extensive quality assurance and reliability testing, and staffing of testing infrastructure;

•	validation of embedded software; and

•	establishment of systems integration and systems test validation requirements.

     Each of these steps in turn presents serious risks of failure, rework or delay. Any one of these setbacks could decrease the speed and scope of product introduction and marketplace acceptance of the product. In addition, unexpected intellectual property disputes, failure of critical design elements, and other setbacks may delay or even prevent the introduction of these products. A lack of working capital may also negatively impact our ability to enhance our products in a timely manner.

     Additionally, the markets for our new products may be undeveloped. The commercial acceptance of these types of products is uncertain. We cannot assure you that our sales and marketing efforts for these products will be successful.

     We are a Party to Lawsuits and May Be Subject to Other Contingent Liabilities.

     We are a named party in a lawsuit and may be subject to significant other contingent liabilities. Defending these matters may require a substantial amount of our resources, and any judgments may materially affect our financial condition and results of operations.

     Our Failure to Quickly Adapt to Rapidly Changing Competitive and Economic Conditions Could Have a Material Adverse Effect on Our Business and Results of Operations.

     We operate in a rapidly changing and competitive and economic environment. Our future success will depend, in part, on our ability to enhance our current products and to develop new products on a timely and cost-effective basis that respond to technological developments and changing customer needs. The markets for sophisticated technology are constantly undergoing rapid competitive and economic changes. The full scope and nature of these changes are difficult to predict. The defense electronics market, in particular, demands constant technological improvements as a means of gaining military advantage. We believe that technological change will continue to attract new entrants to our market. Industry consolidation among competitors may increase their financial resources, which may allow our competitors to reduce their prices. This would require us to reduce the prices of our products or risk losing market share.

     We Have a Limited Customer Base.

     We are dependent on a small number of customers for a large portion of our revenues. In 2003, four customers accounted for approximately 64% of our net revenues. Customers in the defense electronics market purchase our products in connection with government programs that may have limited duration, leading to fluctuating sales to any particular customer in the defense electronics market from year to year. A significant decrease in our sales to any of our major customers, or the loss of any of our major customers, would have a material adverse effect on our business, financial condition and results of operations. In addition, our revenues are largely dependent upon the ability of our customers to develop and sell products and systems that incorporate our products. There is no assurance that our customers will not experience financial or other difficulties that could adversely affect our operations and, in turn, our results of operations.

     We May Not Be Successful if We Do Not Attract New Customers.

     Our future success will depend on our attracting additional customers. The growth of our customer base could be adversely affected by:

•	customer unwillingness to implement our defense electronics technology;

•	any delays or difficulties that we may incur in completing the development, introduction and production manufacturing of our planned products or product enhancements;

•	new product introductions by our competitors;

•	any failure of our products to perform as expected;

•	any difficulty we may incur in meeting customers’ delivery, installation or performance requirements; or

•	customer concerns over our financial condition.

     We Must Attract, Retain and Motivate Key Technical and Management Personnel in a Competitive Market in Order to Sustain and Grow Our Business.

     Our success depends to a significant extent upon key technical and management employees. Competition for highly qualified employees can be intense and the process of locating key technical and management personnel with the required combination of skills and attributes can be lengthy and expensive. There can be no assurance that we will be successful in retaining our existing key personnel or in attracting and retaining the additional employees we may require. We must continue to recruit, train, assimilate, motivate, and retain qualified managers and employees to manage our operations effectively. If we do not successfully recruit, hire and retain key employees, we may be unable to execute our business plan effectively and our results of operations could be significantly adversely affected.

     Our Agreement with VISTA Controls, Inc. May Not Produce the Expected Benefits.

     In November 2003, we entered into a Technology License and Marketing Agreement with VISTA Controls, Inc., or Vista, a subsidiary of Curtiss-Wright Corporation. Pursuant to this agreement, and certain ancillary agreements, we have licensed to Vista technology related to our VQG4 and Eagle I products. Vista and we have agreed to jointly develop and market variations of these products, which will be designed to meet the requirements of harsh operating environments, also know as “rugged products.” Vista will produce the rugged versions of the VQG4 and Eagle I products. We expect that our relationship with Vista will have a positive effect on our business because of new products we expect to have as a result of the relationship and access to Vista’s market channels. There is no assurance that these benefits will materialize. The joint development of the new products and customer acceptance of those products is subject to the same risks and uncertainties as we have described above. Even if we are able to utilize Vista’s market channels, there is no assurance that this will result in material increased net revenues or that the margins generated from any such increase will be significant. The agreement with Vista could prevent us from pursuing other opportunities.

     We May Be Unable to Secure Necessary Components and Support Because We Depend Upon a Limited Number of Third-Party Manufacturers and Support Organizations.

     We depend on a limited number of suppliers for components of our products, as well as for equipment used to design and test our products. Certain components used in our products are only available from a single source or limited number of vendors. If these suppliers were to limit or reduce the sale of such components to the Company, or if these suppliers were to experience financial difficulties or other problems that prevented them from supplying the Company with the necessary components, such events could have a material adverse effect on the Company’s business, financial condition and results of operations. These single source and other suppliers are each subject to quality and performance issues, materials shortages, excess demand, reduction in capacity and other factors that may disrupt the flow of goods to the Company or its customers; thereby adversely affecting the Company’s business and customer relationships. Some of the sole source and limited source vendors are companies who, from time to time, allocate parts to equipment manufacturers due to market demand for components and equipment. The Company has no guaranteed supply arrangements with its suppliers and there can be no assurance that its suppliers will continue to meet the Company’s requirements. Many of our competitors are much larger and may be able to obtain priority allocations from these shared vendors, thereby limiting or making our sources of supply unreliable for these components. If the Company’s supply arrangements are interrupted, there can be no assurance that the Company would be able to find another supplier on a timely or satisfactory basis. Any delay in component availability for any of our products could result in delays in deployment of these products and in our ability to recognize revenues. Suppliers may be concerned regarding our financial condition and therefore may be unwilling to sell components to us, or to grant trade credit to us.

     If we are unable to obtain a sufficient supply of components from alternative sources, reduced supplies and higher prices of components will significantly limit our ability to meet scheduled product deliveries to customers. A delay in receiving certain components or the inability to receive certain components could harm our customer relationships and our results of operations.

     Failures of components affect the reliability and performance of our products, can reduce customer confidence in our products, and may adversely affect our financial performance. From time to time, we have experienced delays in receipt of components and have received components that do not perform according to their specifications. Any future difficulty in obtaining sufficient and timely delivery of components could result in delays or reductions in product shipments that could harm our business. In addition, a consolidation among suppliers of these components or adverse developments in their businesses that affect their ability to meet our supply demands could adversely impact the availability of components that we depend on. Delayed deliveries from these sources could adversely affect our business.

     Our defense electronics products are manufactured by a limited number of third-party manufacturers. If we were required to find alternative third-party manufacturers, we may be forced to incur significant costs and risks. There is no assurance that the alternative manufacturers could produce our products with quality or costs comparable to the existing manufacturers. In addition, the transfer of the manufacturing process to an alternative provider could result in significant delays that could cause us to miss deadlines imposed by our customers.

     The Defense Electronics Products Business Is Subject to Special Risks.

     We expect that the majority of our net revenues in the future will come from the sale of our defense electronics products. We supply products to sub-contractors and prime contractors whose ultimate customer is often an agency of the United States government. The funding of U.S. government programs is subject to congressional appropriations. Although multiple-year contracts may be planned in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations and prime contracts receive such funding. The U.S. government could reduce or terminate a prime contract under which we are a subcontractor or team member irrespective of the quality of our products or services. The reduction in funding or termination of a government program we are involved in would result in a loss of anticipated future revenues attributable to that program and contracts or orders received by us. The termination of a program or the reduction in or failure to commit additional funds to a program we are involved in could increase our overall costs of doing business and have a material adverse effect on our financial condition and results of operations. The contracts with the United States government are subject to special risks including the following: delays or cancellations of funding for programs; ability of the government to unilaterally cancel the contract; reduction or modification as a result of budgetary restraints or political changes; and other factors not under the control of us or the prime contractor. In addition, changes in government administration, and changes in national and international priorities including developments in the geo-political environment such as the current “War on Terrorism,” Operation Enduring Freedom, Operation Iraqi Freedom, and nuclear proliferation in North Korea, could have a significant impact on defense spending priorities and the efficient handling of routine contractual matters. These changes could have either a positive or negative impact on our business, financial condition or results from operations in the future.

     The Failure to Develop and Introduce New Products That Meet Changing Customer Requirements and Address Technological Advances Would Limit Our Ability to Sell Our Products and Services.

     New product development often requires long-term forecasting of market trends, and development and implementation of new technologies. If we fail or are late to respond to new technological developments, market acceptance of our products may be significantly reduced or delayed. The markets we participate in are characterized by rapidly changing technology, evolving industry standards, changes in end user requirements, and frequent new product introductions and enhancements. The introduction of products embodying new technologies or the emergence of new industry standards can render our existing products obsolete or unmarketable. There can be no assurance that we will be able to develop and introduce new products ahead of our competitors, or that our products will not be rendered obsolete. If we fail to invest sufficiently in research and development, our products could become less attractive to potential customers, and our business and financial condition could be materially adversely affected.

     We May Not Be Able to Secure an Adequate Number of Design Wins.

     Before buying our products, a customer will evaluate our products, and those of our competitors, as a part of designing a larger system. When a product is selected by a customer to be utilized in its system we refer to it as a “design win.” The design-win process is typically lengthy and expensive, and there can be no assurance that we will be able to continue to meet the product specifications of our customers in a timely and adequate manner. In the defense electronics market, military planners have historically funded significantly more design projects than actual deployments of new equipment. There can be no assurance that we will secure an adequate number of design wins. Failure to secure future design wins could have a material adverse effect on our business, financial condition and results of operations.

     Product Performance Problems Could Limit Sales Prospects.

     The production of new products with high technology content involves occasional problems while the technology and manufacturing methods mature. If significant reliability or quality problems develop, including those due to faulty components, a number of negative effects on our business could result, including:

•	costs associated with reworking the manufacturing processes;

•	high service and warranty expenses;

•	high inventory obsolescence expense;

•	high levels of product returns;

•	delays in collecting accounts receivable;

•	reduced orders from existing customers; and

•	declining interest from potential customers.

     Although we maintain accruals for product warranties, actual costs could exceed these amounts. From time to time, there will be interruptions or delays in the activation of products at a customer’s site. These interruptions or delays may result from product performance problems or from aspects of the installation and activation activities, some of which are outside our control. If we experience significant interruptions or delays that cannot be promptly resolved, confidence in our products could be undermined, which could have a material adverse effect on operations.

     Failure to Protect Our Intellectual Property Will Adversely Affect Our Ability to Compete in the Industry and Our Profitability.

     We rely on a combination of patents, copyright, trademark and trade secret laws, and restrictions on disclosure to protect our intellectual property. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners and control access to and distribution of our software, documentation and other proprietary information. These intellectual property protection measures may not be sufficient to prevent wrongful misappropriation of our technology. In addition, these measures will not prevent competitors from independently developing technologies that are substantially equivalent or superior to our technology. The laws of many foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Failure to protect proprietary information could result in, among other things, loss of competitive advantage, loss of customer orders and decreased revenues. Monitoring the unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If competitors are able to use our technology, our ability to compete effectively could be impaired. This litigation could result in substantial costs and diversion of resources and may not ultimately be successful.

     We May Be Subject to Intellectual Property Infringement Claims That Are Costly to Defend and Could Limit Our Ability to Use Some Technologies in the Future.

     Like other participants in our industry, we may be subject to infringement claims and other intellectual property disputes as competition in the marketplace continues to intensify. In the future, we may be subject to litigation and may be required to defend against claimed infringements of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and divert management’s attention from operations. In addition, adverse determinations in such litigation could:

•	result in the loss of our proprietary rights to use the technology;

•	subject us to significant liabilities;

•	require us to seek licenses from third parties;

•	require us to redesign the products that use the technology; or

•	prevent manufacturing or sale of our products that employ the technology.

If we are forced to take any of the foregoing actions, our business may be seriously harmed.

     We May Be Unable to License Third-Party Technology at a Reasonable Cost.

     From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot ensure that third-party licenses will be available to us on commercially reasonable terms. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards, or to license such technology at a greater cost. Both licensing inferior technology at a reasonable cost and licensing necessary technology at a higher cost could seriously harm the competitiveness of our products.

     Our Products Are Subject to Government Regulation.

     The export of our products and related technology may be subject at times to regulation and restriction by the Department of Commerce. Because our products are utilized in defense and intelligence gathering related applications, in some cases the export of our products and related technology may be subject to further regulation and restriction by the Department of State. Sales to foreign countries have not been material to date, but export controls could limit our ability to sell our products outside the United States or could delay such sales in the future. We also may be required to spend substantial time and resources in order to comply with the regulations and restrictions. We could be subject to fines if we fail to properly comply with these regulations.

     In addition, our business and operating results may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components that we obtain from non-domestic suppliers or by the imposition of export restrictions on products that we sell internationally. We do not believe we have material exposure to environmental laws. Changes in current or future laws or regulations, in the United States or elsewhere, could materially and adversely affect our business and results of operations.

Risk Factors Related to the Securities Market

     Our Common Stock Is Subject to Price Volatility.

     The price of our common stock is volatile. Fluctuations in operating results, such as revenues or operating results being below the expectations of public market analysts and investors, may cause additional volatility in the price of the common stock. In such event, the market price of our common stock could decline significantly. A significant decline in the market price of the common stock could result in litigation that could also result in increased costs and a diversion of management’s attention and resources from operations.

     There May Not Be a Liquid Market for our Common Stock.

     Our common stock currently is traded on the OTC Bulletin Board operated by Nasdaq. This market generally has less liquidity than most other markets and certain institutional investors are precluded from buying stock in this market. There can be no assurance that our investors will be able to sell our common stock at prices and times that are desirable.

     Additional Capital May Dilute Current Stockholders.

     In order to provide capital for the operation of our business we may enter into additional financing arrangements. These arrangements may involve the issuance of new common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders. In addition these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

     Shares Issuable Upon the Exercise of Options, Warrants and Convertible Debentures or under Anti-Dilution Provisions in Certain Agreements Could Dilute Stock Holdings and Adversely Affect our Stock Price.

     We have issued options and warrants to acquire common stock to our employees, to holders of our 12% convertible subordinated notes and to certain other persons at various prices, some of which are, or may in the future have, exercise prices at or below the market price of our stock. As of April 30, 2004, we have outstanding options to purchase a total of 12,917,466 shares and warrants to purchase a total of 27,198,559 shares of our common stock. Of these options and warrants, 14,250,966 have exercise prices above the recent market price of $0.21 per share (as of April 30, 2004), and 25,865,059 have exercise prices at or below this recent market price. If exercised, these options and warrants will cause immediate and possibly substantial dilution to our stockholders.

     Our existing stock incentive plan has 223,764 shares remaining for issuance as of April 30, 2004. In addition, on March 3, 2004 our board of directors approved an amendment to our stock incentive plan, subject to stockholder approval, to increase the maximum number of shares that may be issued under the plan to the greater of (a) 21,000,000 and (b) a number of shares equal to 12% of the number of fully diluted shares outstanding from time to time, subject to adjustment and substitution as set forth in the plan. As of April 30, 2004, we had an aggregate of 183,787,808 fully diluted shares, as calculated pursuant to the proposed plan amendment. Twelve percent of this number would equal 22,054,536 shares. As of April 30, 2004, options to purchase a total 12,917,466 of shares of our common stock were outstanding under the Plan, of which 5,776,236 are subject to the approval of the proposed increase in the maximum number of shares that can be issued under the plan. We intend to seek stockholder approval of this amendment to our stock incentive plan at our 2004 annual meeting of stockholders scheduled for May 19, 2004. An increase in the number of shares authorized for issuance under our stock incentive plan may result in further dilution to our stockholders.

     The holders of our 12% convertible subordinated notes have the option of converting outstanding principal plus accrued interest on the notes into shares of our common stock at $0.16 per share. The 12% convertible subordinated notes are convertible into 22,707,500 shares of common stock, assuming the outstanding principal and accrued interest for 24 months is converted into common stock. As of April 30, 2004, $400,000 in principal amount of the notes, plus accrued interest, had been converted into 2,671,473 shares of common stock. Additional conversions of the notes will have a dilutive effect on our stockholders.

     Issuance of shares pursuant to the exercise of options, warrants, anti-dilution provisions, or the conversion of our 12% convertible subordinated notes could lead to subsequent sales of the shares in the public market, which could depress the market price of our stock by creating an excess in supply of shares for sale. Issuance of these shares and sale of these shares in the public market could also impair our ability to raise capital by selling equity securities.

     A Large Number of Shares will be Eligible for Future Sale and May Depress our Stock Price.

     As of April 30, 2004, we had outstanding 133,081,526 shares of common stock of which approximately 40,000,000 shares were “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act. These restricted shares are eligible for sale under Rule 144 at various time. We have entered into registration rights agreements requiring us to register the resale of approximately 88,189,943 shares of common stock, including shares of common stock issuable upon the exercise of warrants and the conversion of our 12% convertible subordinated notes and including the shares of common stock covered by this prospectus. No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of our common stock may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

     We May Propose a Reverse-Split of Our Common Stock.

     In order to reduce the number of shares outstanding, increase the trading price of our common stock, qualify for listing on an exchange and possibly attract additional groups of investors we may at some time in the future propose a reverse-split of our common stock. Such a proposal would require the approval of the majority of the outstanding shares of voting stock to be implemented. There can be no assurance that a reverse split would have the intended effect and therefore it could dilute the value of our common stock.

USE OF PROCEEDS

     We will not receive any proceeds from any sale of shares of common stock by the selling stockholders (other than the exercise price payable upon the exercise of any warrants issued to the selling stockholders and the repayment of debt upon the exercise of conversion rights held by the selling stockholders). Assuming all of the warrants held by the selling stockholders for an aggregate of 17,886,668 shares of common stock were exercised through a cash exercise, we would receive an aggregate of $2,563,900 of proceeds. The shares of common stock underlying the warrants are being registered for resale in this registration statement. We anticipate that we will use any proceeds from the exercise of the warrants for general corporate purposes in the execution of our business strategy. All of the conversion rights have been exercised, pursuant to which we issued 8,333,334 shares of common stock for proceeds aggregating $1,000,000. These proceeds were used to repay indebtedness outstanding under our revolving credit facility.

SELLING STOCKHOLDERS

     General. This prospectus covers offers and sales from time to time of our common stock by the following selling stockholders:

•	The Coastal Corporation Second Pension Trust, a trust organized under the laws of the State of Texas (“Coastal”);

•	Morton A. Cohn, an individual resident in Houston, Texas;

•	Fayez Sarofim, an individual resident in Houston, Texas;

•	O. S. Wyatt, Jr., an individual resident in Houston, Texas;

•	Steven A. Webster, an individual resident in Houston, Texas;

•	Richard E. Bean, an individual resident in Houston, Texas;

•	Don A. Sanders, an individual resident in Texas;

•	Katherine U. Sanders, an individual resident in Texas;

•	Don and Julie Ellen Weir, individuals residing in Texas;

•	Lisa Dawn Weir, an individual resident in Texas;

•	Paul and Laura Tate, individuals residing in Texas;

•	Eric Weir, an individual resident in Texas;

•	SSJ Enterprises, LLC, a New York limited liability company;

•	Robert E. Garrison II, an individual resident in Texas;

•	Thomas M. Porter, an individual resident in Kansas;

•	John Coor, an individual resident in Virginia;

•	James Hawkins, an individual resident in Texas;

•	Peter Badger, an individual resident in Texas;

•	John Styles, an individual resident in Texas; and

•	Donald Campbell, an individual resident in Texas.

These selling stockholders may offer and resell up to an aggregate of 56,553,336 shares of our common stock from time to time under this prospectus.

     On April 11, 2002, we issued 1,000,000 shares of common stock to Coastal in exchange for the return and cancellation of warrants for the purchase of 6,517,308 shares of Common Stock that Coastal held. Coastal may also offer and sell shares of common stock issued as a result of, among other events, stock splits, stock dividends and similar events pursuant to Rule 416 under the Securities Act.

     On September 29, 2002, we sold 833,334 shares of common stock to Richard E. Bean for $100,000 in cash. The net proceeds from the sale to Mr. Bean were used for working capital.

     On October 3, 2002, we issued 16,666,668 shares of common stock to Morton A. Cohn and Fayez Sarofim for an aggregate of $2,000,000 in cash. Pursuant to the stock purchase agreements, we issued warrants to these investors for the purchase of an aggregate of 400,000 shares of common stock at $0.12 per share. These warrants can be exercised at any time before September 30, 2005. We also amended warrants for the purchase of 780,000 shares of common stock that Mr. Cohn and Mr. Sarofim already owned to allow for an exercise price of $0.12 per share. Of these, warrants for the purchase of 300,000 shares of common stock were exercisable at any time before December 31, 2003, all which were exercised during December 2003, and warrants for the purchase of 480,000 shares of common stock can be exercised at any time before May 31, 2004. These investors had previously provided letters of credit that secured a portion of our debt. Pursuant to the terms of the agreements, the investors agreed to vote their shares in favor of any reverse split of common stock with a range from 1:6 to 1:12 that the Company proposed to its stockholders on or before October 3, 2003.

     The proceeds from the sales of common stock to Mr. Cohn and to Mr. Sarofim were used to reduce by $2 million the amount outstanding under our $4.5 million Business Loan Agreement with Bank One, N.A. (“Bank One”), dated June 1, 2002, as amended. We had previously reported that an additional $2 million of common equity sales would be required to complete these transactions, but the investors waived this condition. We amended our credit agreement with Bank One, N.A. to decrease the total credit limit from $4.5 million to $2.7 million, and to extend the maturity date to March 31, 2004. In July 2003, we further amended this $2.7 million credit agreement to combine it with our $1.5 million credit agreement with Bank One, described below, to combine the two credit agreements into a single $4.2 million credit agreement. The maturity of the amended agreement was extended to June 27, 2004. In March 2004, we further restructured our credit agreement with Bank One to extend the maturity date under the credit agreement to April 30, 2005. In addition, the amount available under the facility will decrease by $300,000 as of June 30, 2004 and December 31, 2004. The amended credit facility is secured by an irrevocable letter of credit provided by O. S. Wyatt, Jr. This letter of credit was extended to reflect the extended maturity date of the credit facility. As consideration for this extension, we issued warrants to Mr. Wyatt for the purchase of 3,250,000 shares of our common stock at a price of $0.29 per share and 3,250,000 shares of our common stock at a price of $0.55 per share. The warrants are exercisable at any time through April 30, 2006.

     On October 6, 2002, we sold 1,250,000 shares of common stock to Steven A. Webster for $150,000. The net proceeds from the sale to Mr. Webster were used for working capital.

     On October 23, 2002, we issued 2,500,000 shares to Don A. Sanders in exchange for $300,000, 666,666 shares of common stock to Katherine U. Sanders in exchange for $80,000 cash, 400,000 shares to Don and Julie Weir in exchange for $48,000 cash, 250,000 shares to Lisa Dawn Weir in exchange for $30,000 cash, 250,000 shares to Paul and Laura M. Tate in exchange for $30,000 cash and 100,000 shares to Eric Glenn Weir in exchange for $12,000 cash.

     On December 27, 2002, we issued 1,250,000 shares of common stock to Thomas M. Porter for $150,000 cash. The net proceeds from the sale to Mr. Porter were used for working capital.

     In April 2003, we amended our $1.5 million Loan Agreement with Bank One dated October 12, 2001 to extend its maturity date to June 30, 2003. In July 2003, we further amended this $1.5 million credit agreement to combine it with our $2.7 million credit agreement with Bank One into a single $4.2 million credit agreement. The maturity of the amended agreement was extended to June 27, 2004. In March 2004, we further restructured our credit agreement with Bank One to extend the maturity date under the credit agreement to April 30, 2005. Our obligations under this facility are secured by the unconditional guarantee of Oscar S. Wyatt, which was extended to reflect the extended maturity date of the credit facility.

     In connection with the letter of credit and guaranty of our credit facility provided by Mr. Wyatt, we entered into reimbursement agreements with Mr. Wyatt under which we agreed to reimburse him for any costs associated with the letters of credit and guaranty, including any amounts which he may be required to fund to Bank One. We agreed to grant a security interest in certain accounts receivable and inventories in the event Mr. Wyatt must fund amounts to Bank One. In addition, we agreed not to pledge certain of our assets or to incur certain indebtedness in excess of $1 million without the consent of Mr. Wyatt. As consideration for initially providing security under the credit facility, we issued warrants for the purchase of our common stock to Mr. Wyatt and amended certain other warrants previously held by him. The new and amended warrants provide for the purchase of up to 2,790,000 shares of the Company’s common stock at a price of $0.12 per share. The warrants generally expire in October 2004. These warrants were subsequently amended to extend the expiration dates of the warrants to October 31, 2005, as described below.

     On January 11, 2003, we executed a note payable to Mr. Wyatt in the amount of approximately $647,000 in satisfaction of four notes payable to Mr. Wyatt, including accrued interest. At September 30, 2003 principal and accrued interest outstanding pursuant to the note amounted to approximately $700,000. In October 2003, Mr. Wyatt agreed to cancel the note and accrued interest totaling approximately $700,000 in exchange for 2,800,000 shares of our common stock and the extension of the expiration dates of common stock warrants previously issued to Mr. Wyatt. Warrants for the purchase of an aggregate of 2,790,000 shares of common stock at a price of $0.12 per share had previously been issued to Mr. Wyatt in connection with previous financing transactions discussed above. The expiration dates of the warrants, which ranged from December 31, 2003 to October 31, 2004, have been extended to October 31, 2005.

     On January 24, 2003, we issued 833,333 shares of common stock to John Coor for $100,000 cash. The net proceeds from the sale to Mr. Coor were used for working capital.

     On March 17, 2003, we completed the sale of 4,333,333 shares of common stock and warrants for the purchase of an additional 4,333,333 shares of common stock to SSJ Enterprises, LLC for $520,000 cash. The warrants have an exercise price of $0.15 per share and may be exercised at any time through March 31, 2007. The net proceeds from this transaction were $520,000 and were used for working capital.

     On March 26, 2003, we entered into a $1,000,000 revolving credit agreement with FirstCapital Bank, SSB. This facility was secured by the limited guarantees of the following individuals: Richard M. Bean; Robert E. Garrison II; Steven A. Webster; James Hawkins; Peter Badger; John Styles; and Donald Campbell. We entered into a Reimbursement Agreement with these individuals in connection with these guarantees. Under the Reimbursement Agreement, and in consideration for providing the guarantees, we issued to these individuals warrants for the purchase of an aggregate of 9,582,334 shares of common stock and granted conversion rights to them whereby they could purchase an additional 8,333,334 shares of common stock. The warrants have an exercise price of $0.15 per share and may be exercised at any time through March 31, 2007. The conversion rights allowed individuals to purchase a total of 8,333,334 shares of common stock for $1,000,000. Proceeds from the exercise of the conversion rights were required to be used to repay any indebtedness outstanding under the revolving credit agreement, with a corresponding reduction in the amount available for borrowing under the facility. In October 2003, the individuals exercised their conversion rights under the Reimbursement Agreement. We issued 8,333,334 shares of common stock in exchange for $1,000,000 cash, which was used to repay all indebtedness outstanding under the line of credit. The line of credit was then cancelled and all collateral and guarantees were released by the bank.

     We entered into registration rights agreements with each of these investors, and agreed to file a registration statement registering for resale by these investors the 30,333,334 shares of common stock purchased by the investors, the 17,886,668 shares of common stock to be issued upon the exercise of the warrants and the 8,333,334 shares of common stock issued upon the exercise of the conversion rights. This prospectus and the registration statement which includes this prospectus have been prepared and filed in satisfaction of these registration rights agreements.

     Selling Stockholders Table. The following table lists the name of each selling stockholder, the number of shares of common stock owned by each selling stockholder before this offering, the number of shares of common stock that may be offered by each selling stockholder pursuant to this prospectus and the number of shares of common stock to be owned by each selling stockholder upon completion of the offering if all shares registered for resale by this registration statement are sold. None of the selling stockholders have held any position or office or had any other material relationship with us in the last three years, other than as described herein. The information below is as of March 31, 2003 and was furnished by the respective selling stockholders unless otherwise indicated. The selling stockholders may have sold some or all of the shares registered for sale under this prospectus and the registration statement of which it is a part. In addition, some of the selling stockholders may have acquired additional shares of common stock, in the open market or in other transactions to which we were not a party, since the beginning of the offering.

	Number of Shares		Number of Shares		Number of Shares
Name of	Owned Before this		Being Registered		Owned After this
Selling Stockholder	Offering		for Resale		Offering (1)
Coastal	9,896,251		1,000,000		8,896,251
Morton A. Cohn	9,123,334	(2)	8,923,334	(3)	200,000
Fayez Sarofim	8,923,334	(4)	8,923,334	(4)	—
Steven A. Webster	4,166,667	(5)	4,166,667	(5)	—
Richard E. Bean	4,938,493	(6)	4,583,335	(7)	355,158
Don A. Sanders	2,670,000	(8)	2,500,000		170,000	(9)
Katherine U. Sanders	726,666	(10)	666,666		60,000	(11)
Don and Julie Ellen Weir	430,000	(12)	400,000		30,000	(13)
Lisa Dawn Weir	250,000		250,000		—
Paul and Laura Tate	250,000		250,000		—
Eric Weir	100,000		100,000		—
SSJ Enterprises, LLC	9,766,666	(14)	8,666,666	(15)	1,100,000
Robert E. Garrison II	2,987,537	(16)	2,916,667	(17)	1,070,870
Thomas M. Porter	2,010,400		1,250,000		760,040
John Coor	1,533,569		833,333		700,236
James Hawkins	4,166,666	(18)	4,166,666	(18)	—
Peter Badger	2,500,000	(19)	2,500,000	(19)	—
John Styles	833,334	(20)	833,334	(20)	—
Donald Campbell	973,334	(21)	833,334	(20)	140,000
O.S. Wyatt, Jr.	3,177,601	(22)	2,790,000	(23)	6,887,601	(24)
TOTAL			56,553,336

(1)	Assumes all shares registered under this registration statement will be offered and sold.

(2)	Represents (a) 8,683,334 shares currently held by the holder, and (b) 440,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock. Warrants to purchase 150,000 shares of common stock were exercised in December 2003.

(3)	Represents (a) 8,483,334 shares currently held by the holder, and (b) 440,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock. Warrants to purchase 150,000 shares of common stock were exercised in December 2003.

(4)	Represents (a) 8,483,334 shares currently held by the holder, and (b) 440,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock. Warrants to purchase 150,000 shares of common stock were exercised in December 2003.

(5)	Represents (a) 2,500,000 shares currently held by the holder and (b) 1,666,667 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock. In October 2003, 1,250,000 shares were issued to the holder upon the exercise of conversion rights.

(6)	Represents (a) 2,855,159 shares currently held by the holder and (b) 2,083,334 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock. In October 2003, 1,666,667 shares were issued to the holder upon the exercise of conversion rights.

(7)	Represents (a) 2,500,001 shares currently held by the holder and (b) 2,083,334 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock. In October 2003, 1,666,667 shares were issued to the holder upon the exercise of conversion rights.

(8)	Represents (a) 2,500,000 shares currently held by the holder, and (b) 170,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.

(9)	Represents 170,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.

(10)	Represents (a) 666,666 shares currently held by the holder, and (b) 60,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.

(11)	Represents 60,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.

(12)	Represents (a) 400,000 shares currently held by the holder, and (b) 30,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.

(13)	Represents 30,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.

(14)	Represents (a) 5,433,333 shares currently held by the holder, and (b) 4,333,333 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock.

(15)	Represents (a) 4,333,333 shares currently held by the holder, and (b) 4,333,333 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock.

(16)	Represents (a) 1,320,870 shares currently held by the holder and 1,666,667 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock, and (d) 1,000,000 shares currently issuable to the holder upon the exercise of stock options. In October 2003, 1,250,000 shares were issued to the holder upon the exercise of conversion rights.

(17)	Represents (a) 1,250,000 shares currently held by the holder and (b) 1,666,667 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock. In October 2003, 1,250,000 shares were issued to the holder upon the exercise of conversion rights.

(18)	Represents (a) 2,083,333 shares currently held by the holder and (b) 2,083,333 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock. In October 2003, 2,083,333 shares were issued to the holder upon the exercise of conversion rights.

(19)	Represents (a) 1,250,000 shares currently held by the holder and (b) 1,250,000 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock. In October 2003, 1,250,000 shares were issued to the holder upon the exercise of conversion rights.

(20)	Represents (a) 416,667 shares currently held by the holder and (b) 416,667 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock. In October 2003, 416,667 shares were issued to the holder upon the exercise of conversion rights.

(21)	Represents (a) 556,667 shares currently held by the holder and (b) 416,667 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock. In October 2003, 416,667 shares were issued to the holder upon the exercise of conversion rights.

(22)	Represents (a) 387,601 shares currently held by the holder, and (b) 2,790,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock. After the beginning of the offering, the holder was issued an additional 2,800,000 shares of common stock and warrants to purchase an additional 6,500,000 shares of common stock.

(23)	Represents 2,790,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock. 2,800,000 shares of common stock held by the holder are being registered for resale pursuant to the Company’s resale registration statement on Form S-2 (SEC Registration No. 333-110908).

(24)	Represents (a) 387,601 shares currently held by the holder and (b) 6,500,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock issued to the holder after the beginning of the offering.

PLAN OF DISTRIBUTION

     The selling stockholders, their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell all or a portion of the shares of common stock being registered hereunder in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may sell their shares of common stock by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	short sales;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares of common stock in connection therewith or in settlement of securities loans. If the selling stockholders engage in such transactions, the applicable conversion price may be affected. From time to time the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their respective brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares of common stock from time to time.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares of common stock other than fees and expenses of the selling shareholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     In order to comply with certain states’ securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

DESCRIPTION OF CAPITAL STOCK

     Our certificate of incorporation permits the issuance of up to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of April 30, 2004, there were 133,081,526 shares of our common stock and no shares of our preferred stock outstanding. On March 3, 2004, subject to approval by our stockholders, our board of directors approved an amendment to our certificate of incorporation to increase the number of shares of capital stock that we are authorized to issue to 300,000,000, consisting of 250,000,000 shares of common stock and 50,000,000 shares of preferred stock. We intend to seek stockholder approval of this amendment at our 2004 annual meeting of stockholders scheduled for May 19, 2004. The following description of our capital stock is intended to be a summary, and you should read it in conjunction with our certificate of incorporation, as amended, filed with the SEC.

Common stock

     Under our certificate of incorporation, we may issue 200,000,000 shares of common stock, par value $0.01 per share. All shares of our common stock have one vote per share. Holders of our common stock may receive dividends, when and as declared by the board of directors, if funds are legally available for the payment of dividends. Shares of our common stock have no preemptive, conversion, sinking fund, redemption or similar provisions. In the event of our liquidation, stockholders of our common stock participate on a pro rata basis in the distribution of any of our assets that are remaining after the payment of liabilities and any liquidation preference on outstanding shares of convertible preferred stock. All outstanding shares of our common stock are fully paid and nonassessable.

     Our common stock is traded on the OTC Bulletin Board operated by Nasdaq under the symbol “TERA.” Prior to June 19, 2001, our common stock was quoted on the Nasdaq SmallCap Market under the symbol “ICOM.” On June 19, 2001, Nasdaq delisted our common stock for failing to maintain a minimum bid price of $1.00. On January 30, 2001, we changed our trading symbol to “TERA” from “ICOM” to reflect our name change to TeraForce Technology Corporation from Intelect Communications, Inc.

     The high and low bid prices for our common stock for each full quarter of the last two fiscal years, as reported on the OTC Bulletin Board and Nasdaq, are as follows (these prices are inter-dealer prices, without mark-up, mark-downs or commission included and may not necessarily represent actual transactions):

Quarter period ended	High	Low
2004
March 31	0.370	0.220

2003
March 31	0.240	0.120
June 30	0.220	0.140
September 30	0.490	0.150
December 31	0.430	0.200

2002
March 31	0.180	0.100
June 30	0.330	0.110
September 30	0.230	0.100
December 31	0.240	0.105

     As of April 30, 2004, there were approximately 35,000 owners of record (including nominee holders such as banks and brokerage firms who hold shares for the benefit of beneficial owners) of our common stock.

Preferred stock

     Our certificate of incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock with a par value of $0.01 per share. No shares of our preferred stock were outstanding as of the date of this prospectus. We may issue the preferred stock in series, and the shares of each series shall have rights and preferences as designated by the resolution of the board of directors. In the designation of any series of preferred stock, the board of directors has authority, without further action by the holders of our common stock, to fix the number of shares constituting that series and to fix the dividends rights, dividend rate, conversion rights, terms of redemption and the liquidation preferences of that series of preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

Warrants

     As of April 30, 2004, there were outstanding warrants to purchase an aggregate of 27,198,559 shares of common stock at prices ranging from $0.12 to $0.55. The warrants expire at various times on or before March 31, 2007.

Transfer agent and registrar

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

RECENT DEVELOPMENTS

Sales of Common Stock by the Selling Stockholders

     The selling stockholders may have sold some or all of the shares registered for sale under this prospectus and the registration statement of which it is a part. In addition, some of the selling stockholders may have acquired additional shares of common stock, in the open market or in other transactions to which we were not a party, since the beginning of the offering.

Concurrent Offering of Common Stock

     We currently have a concurrent offering of our shares of common stock that will have a dilutive effect on any purchaser of shares under this prospectus and the registration statement of which it forms a part. A registration statement on Form S-2 (SEC File Number 333-110908) covers resales by selling stockholders of shares of common stock issuable upon conversion of our 12% convertible subordinated notes that we issued in July and August 2003, including shares issuable upon the exercise of warrants to purchase common stock issued in connection with our 12% convertible subordinated note financing. The shares issuable upon conversion of the 12% convertible subordinated notes and upon the exercise of warrants issued in connection therewith are not covered by this prospectus or the registration statement of which it is a part.

Periodic Public Reporting

     On March 30, 2004, we filed our 2003 annual report on Form 10-K with the Securities and Exchange Commission. The annual report included audited consolidated financial statements for each of the three years in the period ended December 31, 2003, as well as other required information.

     On March 18, 2004, we filed a current report on Form 8-K with the Securities and Exchange Commission regarding the issuance of a press release concerning our results of operations for the quarter ended December 31, 2003.

     On May 4, 2004, we filed a current report on Form 8-K with the Securities and Exchange Commission regarding stockholder presentations made on April 27 and 28, 2004.

     On May 11, 2004, we filed a current report on Form 8-K with the Securities and Exchange Commission regarding the issuance of a press release concerning our results of operations for the quarter ended March 31, 2004.

     On May 11, 2004, we filed our quarterly report on Form 10-Q for the quarter ended March 31, 2004 with the Securities and Exchange Commission. The quarterly report included unaudited consolidated financial statements for the three months ended March 31, 2004, as well as other required information.

Proxy Materials for 2004 Annual Meeting of Stockholders

     Beginning on or about April 5, 2004, we mailed or delivered to our stockholders of record a notice of annual meeting, proxy statement and proxy relating to our annual meeting of stockholders to be held on Wednesday, May 19, 2004 for the purpose of considering and voting upon the following matters:

•	to elect four (4) directors;

•	to consider and vote upon a proposal to increase the number of shares reserved for issuance under our amended and restated stock incentive plan;

•	to consider and vote upon a proposal to amend our amended and restated certificate of incorporation, as amended, to increase the number of shares of our common stock authorized for issuance from 200,000,000 to 250,000,000;

•	to consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as our independent certified public accountants for 2004; and

•	to transact any other business as may properly come before the meeting or any adjournment of the meeting.

On April 2, 2004, we filed definitive proxy materials with the Securities and Exchange Commission relating to our 2004 annual meeting of stockholders.

     For a free copy of any of these filings, please contact us at:

TeraForce Technology Corporation
Attn: Robert P. Capps
Executive Vice President – Chief Financial Officer
1240 E. Campbell Road
Richardson, Texas 75081
Telephone (469) 330-4960

LEGAL MATTERS

     The validity of the shares of common stock offered hereby have been passed upon for us by our counsel, Haynes and Boone, LLP.

EXPERTS

     Our consolidated financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003 have been incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of Grant Thornton LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus constitutes a part of that registration statement and does not contain all of the information in the registration statement. This prospectus contains a description of the material terms and features of some material contracts, indentures, agreements, reports or exhibits required to be disclosed. However, as the descriptions are summaries of the contracts, indentures, agreements, reports or exhibits, we urge you to refer to the copy of each material contract, report and exhibit filed with the registration statement. Copies of the registration statement, including the exhibits, as well as the periodic reports, proxy statements and other information we file with the SEC, may be examined without charge and copies of the materials may be obtained at prescribed rates from the public reference facilities maintained by the SEC at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get information about the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at the address http://www.sec.gov.

     The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 30, 2004;

•	our Current Report on Form 8-K filed with the SEC on March 18, 2004;

•	our Current Report on Form 8-K filed with the SEC on May 4, 2004;

•	our Current Report on Form 8-K filed with the SEC on May 11, 2004; and

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the SEC on May 11, 2004.

     We will provide without charge to each person to whom this prospectus is delivered, including any beneficial owner, upon the written or oral request of each person, a copy of any and all of the documents incorporated by reference (other than exhibits to the documents unless the exhibits are specifically incorporated by reference in the documents). Any request should be directed to:

Attn: Robert P. Capps
Executive Vice President – Chief Financial Officer
1240 E. Campbell Road
Richardson, Texas 75081
Telephone (469) 330-4960

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

     Pursuant to the registration rights agreements among the company and the selling stockholders, we have agreed to indemnify each selling stockholder and their respective officers, directors, agents, brokers, investment advisors, employees and any person who controls the selling stockholder against any losses, claims, damages, liabilities, costs and expenses arising out of or relating to (1) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any prospectus, including any amendments or supplements thereto, or (2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that these liabilities arise out of or are based upon and in conformity with any information furnished in writing to us by each selling stockholder expressly for use in the Registration Statement or an amendment or supplement thereto. In addition, each selling stockholder, acting severally and not jointly, under the registration rights agreement has agreed to indemnify us and our officers, directors, employees, agents and any person who controls us against any losses, claims, damages, liabilities, costs or expenses arising out of or based upon and in conformity with written information furnished by the selling stockholder expressly for use in the Registration Statement or an amendment or supplement thereto. However, the foregoing indemnity shall not apply to amounts paid in settlement of any such liability if the settlement is effected without the consent of such selling stockholder.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the registrant in connection with the issuance and distribution of the securities being offered. All items below are estimates other than the Securities and Exchange Commission fees. All expenses will be borne by us.

Securities and Exchange Commission Registration Fee	$835
Listing Fee	0
Printing Expenses	0
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	10,000
Blue Sky Fees and Expenses	0

Miscellaneous Expenses	1,165

Total	$17,000

Item 15. Indemnification of Directors and Officers

     Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the General Corporation Law of the State of Delaware (the “Delaware Code”) nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to the Company or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

     The Company’s Certificate of Incorporation provides that the Company shall indemnify its directors and officers and former directors and officers to the fullest extent permitted by the Delaware Code. Pursuant to the provisions of Section 145 of the Delaware Code, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Article XI of the Company’s Restated Bylaws provides that the Company shall indemnify each of its directors and officers, its former directors and officers and agents of the Company against expenses actually and reasonably incurred by him or her in connection with the defense of any action, suit or proceeding, civil or criminal, in which such person is made a party by reason of being or having been such director or officer, except in situations where he or she shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his or her duty to the Company. In the event of a criminal conviction (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial), such conviction shall not be deemed an adjudication of liability for negligence or misconduct in the performance of duty to the Company if such director or officer acted in good faith in what he or she considered to be the best interest of the Company and without reasonable cause to believe that his or her actions were illegal. In absence of an adjudication which expressly absolves the director or officer of liability to the Company or its stockholders for negligence or misconduct, or in the event of a settlement, the right to indemnification of a director or officer shall be conditioned upon prior resolution adopted by two-thirds of the disinterested members of the Board or by independent counsel.

     Article XI of the Company’s Restated Bylaws also provides that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL. The Company maintains insurance on behalf of its directors and officers to protect them against such claims.

Item 16. Exhibits

     The exhibits listed below are filed as part of or incorporated by reference in this registration statement. Where such filing is incorporated by reference to a previously filed report, such report is identified. See the Index of Exhibits with the exhibits files as part of this registration statement.

Exhibit	Description of Exhibit
4.1	Registration Rights Agreement dated December 17, 1999 between Intelect Communications, Inc. and The Coastal Corporation Second Pension Trust, filed as an exhibit to the Company’s Form 10-K filed on March 30, 2004 and incorporated by reference herein.

4.2	Form of Amended and Restated Promissory Notes held by officer, convertible into Common Stock of the Company at a rate of $1.00 per share filed as an exhibit to the Company’s Form 10-K filed on March 30, 2000 and incorporated by reference herein.

Exhibit	Description of Exhibit
4.3	Securities Purchase Agreement dated September 30, 2002 between the Company and Morton A. Cohn and Fayez Sarofim, filed as an exhibit to the Company’s Form 8-K filed October 21, 2002 and incorporated by reference herein.

4.4	Registration Rights Agreement dated September 30, 2002 between the Company and Morton A. Cohn and Fayez Sarofim, filed as an exhibit to the Company’s Form 8-K filed October 21, 2002 and incorporated by reference herein.

4.5	Form of Amended and Restated Warrant expiring May 31, 2004 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K filed October 21, 2002 and incorporated by reference herein.

4.6	Form of Warrant expiring October 31, 2004 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K filed October 21, 2002 and incorporated by reference herein.

4.7	Form of Amended and Restated Warrant expiring December 31, 2003 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K filed October 21, 2002 and incorporated by reference herein.

4.8	Warrant expiring October 31, 2004 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003 and incorporated by reference herein.

4.9	Amended and Restated Warrant expiring October 31, 2004 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003 and incorporated by reference herein.

4.10	Amended and Restated Warrant expiring October 31, 2004 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003 and incorporated by reference herein.

4.11	Amended and Restated Warrant expiring May 31, 2004 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003 and incorporated by reference herein.

4.12	Form of Registration Rights Agreement between the Company and certain private investors, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003 and incorporated by reference herein.

4.13	Form of Securities Purchase Agreement dated September 30, 2002 between the Company and certain private investors, filed as an exhibit to the Company’s Form 8-K/A filed November 13, 2002 and incorporated by reference herein.

4.14	Form of Registration Rights Agreement dated September 30, 2002 between the Company and certain private investors, filed as an exhibit to the Company’s Form 8-K/A filed November 13, 2002 and incorporated by reference herein.

4.15	Form of Warrant expiring March 31, 2007, filed as an exhibit to the Company’s Form 10-K filed April 15, 2003 and incorporated herein by reference.

4.16	Form of Note Agreement dated July 3, 2003, filed as an exhibit to the Company’s Form 8-K filed July 30, 2003 and incorporated by reference herein.

Exhibit	Description of Exhibit
4.17	Form of 12% Convertible Subordinated Note, filed as an exhibit to the Company’s Form 8-K filed July 30, 2003 and incorporated by reference herein.

4.18	Form of Warrant Agreement, filed as an exhibit to the Company’s Form 8-K filed July 30, 2003 and incorporated by reference herein.

4.19	Registration Rights Agreement dated July 3, 2003, filed as an exhibit to the Company’s Form 8-K filed July 30, 2003 and incorporated by reference herein.

4.20	Warrant for the purchase of 1,834,375 shares of common stock issued to Odyssey Capital, LLC, filed as an exhibit to the Company’s Form 8-K/A filed August 8, 2003 and incorporated by reference herein.

4.21	Warrant for the purchase of 3,250,000 shares of common stock with an exercise price of $0.29 per share issued to O.S. Wyatt, Jr., filed as an exhibit to the Company’s Form 10-K filed on March 30, 2004 and incorporated by reference herein.

4.22	Warrant for the purchase of 3,250,000 shares of common stock with an exercise price of $0.55 per share issued to O.S. Wyatt, Jr., filed as an exhibit to the Company’s Form 10-K filed on March 30, 2004 and incorporated by reference herein.

5.1***	Opinion of Haynes and Boone, LLP regarding validity of shares issued.

10.1**	Employment Agreement between the Company and Herman Frietsch and Amendment thereto filed as an exhibit to the Company’s Form 10-K filed on March 30, 2000 and incorporated by reference herein.

10.2**	Employment Agreement dated as of January 1, 2001 between the Company and Eugene Helms filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporated by reference herein.

10.3	Lease Agreement between Campbell Place One Joint Venture and DNA Enterprises, dated February 1, 1997 filed as an exhibit to the Company’s Form 10-K filed April 15, 2003 and incorporated by reference herein.

10.4	Agreement to Form Joint Venture dated August 17, 2001 between the Company and Singapore Technologies Electronics Limited filed as an exhibit to the Company’s Form 8-K filed September 7, 2001 and incorporated by reference herein.

10.5	Sharing Agreement dated August 30, 2001 among the Company, Intelect Network Technologies Company and Intelect Technologies Inc. filed as an exhibit to the Company’s Form 8-K filed September 7, 2001 and incorporated by reference herein.

10.6	Stockholders Agreement dated August 30, 2001 among the Company, Intelect Technologies Inc. and Singapore Technologies Electronics Limited filed as an exhibit to the Company’s Form 8-K filed September 7, 2001 and incorporated by reference herein.

10.7	Transition Services Agreement dated August 30, 2001 between the Company and Intelect Technologies Inc. filed as an exhibit to the Company’s Form 8-K filed September 7, 2001 and incorporated by reference herein.

Exhibit	Description of Exhibit
10.8	Asset Purchase Agreement dated January 11, 2002 among the Company, Flextronics Design S.D., Inc. and DNA Enterprises, Inc. filed as an exhibit to the Company’s Form 8-K filed January 15, 2002 and incorporated by reference herein.

10.9	Design / Engineering Services Agreement dated January 11, 2002 between the Company and Flextronics Design S.D. filed as an exhibit to the Company’s Form 8-K filed January 15, 2002 and incorporated by reference herein.

10.10	Form of Promissory Note dated June 1, 2001 in favor of Bank One, N.A. filed as an exhibit to the Company’s Form 10-Q filed August 14, 2001 and incorporated by reference herein.

10.11	Business Loan Agreement dated June 1, 2001 between the Company and Bank One, N.A. filed as an exhibit to the Company’s Form 10-Q filed August 14, 2001 and incorporated by reference herein.

10.12	Promissory Note dated November 30, 2001 filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporated by reference herein.

10.13	Promissory Note dated December 14, 2001 filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporated by reference herein.

10.14	Promissory Note dated February 11, 2002 filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporate by reference herein.

10.15**	Employment Agreement dated January 1, 2001 between the Company and Robert P. Capps filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporated by reference herein.

10.16	Release and Settlement Agreement dated January 19, 2001 between the Company and Savage Arms, Inc. filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporated by reference herein.

10.17	Settlement and Release Agreement dated March 4, 2002 among the Company, DNA Enterprises, Inc. and Cadence Design Systems, Inc. filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporated by reference herein.

10.18**	Amended and Restated Stock Incentive Plan filed as an exhibit to the Company’s Definitive Proxy Statement filed on April 30, 2001 and incorporated by reference herein.

10.19	Amendment to Credit Agreement dated October 3, 2002 between the Company and Bank One, NA, filed as an exhibit to the Company’s Form 8-K filed October 21, 2002 and incorporated by reference herein.

10.20	Reimbursement Agreement by and between the Company and O.S. Wyatt, Jr. dated as of December 30, 2002, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003 and incorporated by reference herein.

10.21	Promissory Note dated October 1, 2002, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003, and incorporated by reference herein.

Exhibit	Description of Exhibit
10.22	Reimbursement Agreement dated March 26, 2003, filed as an exhibit to the Company’s Current Report on Form 8-K filed March 28, 2003 and incorporated herein by reference.

10.23	Loan Agreement dated March 26, 2003 between DNA Computing Solutions, Inc. and FirstCapital Bank, SSB, filed as an exhibit to the Company’s Annual Report on Form 10-K filed on April 15, 2003, and incorporated herein by reference.

10.24	Note Modification Agreement dated March 31, 2003 between the Company and Bank One, NA, filed as an exhibit to the Company’s Annual Report on Form 10-K filed on April 15, 2003, and incorporated herein by reference.

10.25	Form of Note Agreement dated July 3, 2003, filed as an exhibit to the Company’s Form 8-K filed July 30, 2003 and incorporated by reference herein.

10.26	Form of 12% Convertible Subordinated Note, filed as an exhibit to the Company’s Form 8-K filed July 30, 2003 and incorporated by reference herein.

10.27	Technology License and Marketing Agreement between DNA Computing Solutions, Inc. and VISTA Controls, Inc., filed as an exhibit to the Company’s Form 8-K filed November 24, 2003 and incorporated by reference herein.

10.28	Distribution Agreement between DNA Computing Solutions, Inc. and VISTA Controls, Inc., filed as an exhibit to the Company’s Form 8-K filed November 24, 2003 and incorporated by reference herein.

10.29	Technology Transfer and Support Agreement between DNA Computing Solutions, Inc. and VISTA Controls, Inc., filed as an exhibit to the Company’s Form 8-K filed November 24, 2003 and incorporated by reference herein.

10.30	Amended and Restated Stock Incentive Plan, filed as an exhibit to the Company’s Form 10-K filed March 30, 2004 and incorporated by reference herein.

10.31	Note Modification Agreement dated March 18, 2004 between the Company and Bank One, NA, filed as an exhibit to the Company’s Form 10-K filed March 30, 2004 and incorporated by reference herein.

13.1	Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004 and incorporated by reference herein.

13.2	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed on May 11, 2004 and incorporated by reference herein.

23.1*	Consent of Grant Thornton LLP

23.2***	Consent of Haynes and Boone, LLP

24.1***	Power of Attorney of officers and directors of TeraForce Technology Corporation (included on signature page hereto)

*	Filed herewith.

**	Management contract or other compensatory plan or arrangement.

***	Previously filed

Item 17. Undertakings

     1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant’s Amended and Restated Certificate Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     2. The undersigned registrant hereby undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TERAFORCE TECHNOLOGY CORPORATION
(Registrant)

Date: May 12, 2004	By: /s/ HERMAN M. FRIETSCH

Herman M. Frietsch
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-2 has been signed below by the following persons and in the capacities and on the dates indicated.

/s/ HERMAN M. FRIETSCH	May 12, 2004
Herman M. Frietsch
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ ROBERT P. CAPPS	May 12, 2004
Robert P. Capps
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ DAVID H. YEDWAB*	May 12, 2004
David H. Yedwab, Director

/s/ ANTON VON AND ZU LIECHTENSTEIN*	May 12, 2004
Anton von and zu Liechtenstein, Director

/s/ ROBERT E. GARRISON, II*	May 12, 2004
Robert E. Garrison, II, Director

     Robert P. Capps, by signing his name hereto, does sign and execute this Post-Effective Amendment No. 1 to Registration Statement on Form S-2 on behalf of each of the above-named officers and directors of the Registrant on this 12th day of May, 2004, pursuant to the powers of attorney executed on behalf of each such officer and director, and previously filed with the Securities and Exchange Commission.

* /s/ ROBERT P. CAPPS Robert P. Capps
Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit	Description of Exhibit
4.1	Registration Rights Agreement dated December 17, 1999 between Intelect Communications, Inc. and The Coastal Corporation Second Pension Trust, filed as an exhibit to the Company’s Form 10-K filed on March 30, 2004 and incorporated by reference herein.

4.2	Form of Amended and Restated Promissory Notes held by officer, convertible into Common Stock of the Company at a rate of $1.00 per share filed as an exhibit to the Company’s Form 10-K filed on March 30, 2000 and incorporated by reference herein.

4.3	Securities Purchase Agreement dated September 30, 2002 between the Company and Morton A. Cohn and Fayez Sarofim, filed as an exhibit to the Company’s Form 8-K filed October 21, 2002 and incorporated by reference herein.

4.4	Registration Rights Agreement dated September 30, 2002 between the Company and Morton A. Cohn and Fayez Sarofim, filed as an exhibit to the Company’s Form 8-K filed October 21, 2002 and incorporated by reference herein.

4.5	Form of Amended and Restated Warrant expiring May 31, 2004 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K filed October 21, 2002 and incorporated by reference herein.

4.6	Form of Warrant expiring October 31, 2004 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K filed October 21, 2002 and incorporated by reference herein.

4.7	Form of Amended and Restated Warrant expiring December 31, 2003 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K filed October 21, 2002 and incorporated by reference herein.

4.8	Warrant expiring October 31, 2004 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003 and incorporated by reference herein.

4.9	Amended and Restated Warrant expiring October 31, 2004 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003 and incorporated by reference herein.

4.10	Amended and Restated Warrant expiring October 31, 2004 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003 and incorporated by reference herein.

4.11	Amended and Restated Warrant expiring May 31, 2004 with an exercise price of $0.12 per share, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003 and incorporated by reference herein.

4.12	Form of Registration Rights Agreement between the Company and certain private investors, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003 and incorporated by reference herein.

Exhibit	Description of Exhibit
4.13	Form of Securities Purchase Agreement dated September 30, 2002 between the Company and certain private investors, filed as an exhibit to the Company’s Form 8-K/A filed November 13, 2002 and incorporated by reference herein.

4.14	Form of Registration Rights Agreement dated September 30, 2002 between the Company and certain private investors, filed as an exhibit to the Company’s Form 8-K/A filed November 13, 2002 and incorporated by reference herein.

4.15	Form of Warrant expiring March 31, 2007, filed as an exhibit to the Company’s Form 10-K filed April 15, 2003 and incorporated herein by reference.

4.16	Form of Note Agreement dated July 3, 2003, filed as an exhibit to the Company’s Form 8-K filed July 30, 2003 and incorporated by reference herein.

4.17	Form of 12% Convertible Subordinated Note, filed as an exhibit to the Company’s Form 8-K filed July 30, 2003 and incorporated by reference herein.

4.18	Form of Warrant Agreement, filed as an exhibit to the Company’s Form 8-K filed July 30, 2003 and incorporated by reference herein.

4.19	Registration Rights Agreement dated July 3, 2003, filed as an exhibit to the Company’s Form 8-K filed July 30, 2003 and incorporated by reference herein.

4.20	Warrant for the purchase of 1,834,375 shares of common stock issued to Odyssey Capital, LLC, filed as an exhibit to the Company’s Form 8-K/A filed August 8, 2003 and incorporated by reference herein.

4.21	Warrant for the purchase of 3,250,000 shares of common stock with an exercise price of $0.29 per share issued to O.S. Wyatt, Jr., filed as an exhibit to the Company’s Form 10-K filed on March 30, 2004 and incorporated by reference herein.

4.22	Warrant for the purchase of 3,250,000 shares of common stock with an exercise price of $0.55 per share issued to O.S. Wyatt, Jr., filed as an exhibit to the Company’s Form 10-K filed on March 30, 2004 and incorporated by reference herein.

5.1***	Opinion of Haynes and Boone, LLP regarding validity of shares issued.

10.1**	Employment Agreement between the Company and Herman Frietsch and Amendment thereto filed as an exhibit to the Company’s Form 10-K filed on March 30, 2000 and incorporated by reference herein.

10.2**	Employment Agreement dated as of January 1, 2001 between the Company and Eugene Helms filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporated by reference herein.

10.3	Lease Agreement between Campbell Place One Joint Venture and DNA Enterprises, dated February 1, 1997 filed as an exhibit to the Company’s Form 10-K filed April 15, 2003 and incorporated by reference herein.

Exhibit	Description of Exhibit
10.4	Agreement to Form Joint Venture dated August 17, 2001 between the Company and Singapore Technologies Electronics Limited filed as an exhibit to the Company’s Form 8-K filed September 7, 2001 and incorporated by reference herein.

10.5	Sharing Agreement dated August 30, 2001 among the Company, Intelect Network Technologies Company and Intelect Technologies Inc. filed as an exhibit to the Company’s Form 8-K filed September 7, 2001 and incorporated by reference herein.

10.6	Stockholders Agreement dated August 30, 2001 among the Company, Intelect Technologies Inc. and Singapore Technologies Electronics Limited filed as an exhibit to the Company’s Form 8-K filed September 7, 2001 and incorporated by reference herein.

10.7	Transition Services Agreement dated August 30, 2001 between the Company and Intelect Technologies Inc. filed as an exhibit to the Company’s Form 8-K filed September 7, 2001 and incorporated by reference herein.

10.8	Asset Purchase Agreement dated January 11, 2002 among the Company, Flextronics Design S.D., Inc. and DNA Enterprises, Inc. filed as an exhibit to the Company’s Form 8-K filed January 15, 2002 and incorporated by reference herein.

10.9	Design / Engineering Services Agreement dated January 11, 2002 between the Company and Flextronics Design S.D. filed as an exhibit to the Company’s Form 8-K filed January 15, 2002 and incorporated by reference herein.

10.10	Form of Promissory Note dated June 1, 2001 in favor of Bank One, N.A. filed as an exhibit to the Company’s Form 10-Q filed August 14, 2001 and incorporated by reference herein.

10.11	Business Loan Agreement dated June 1, 2001 between the Company and Bank One, N.A. filed as an exhibit to the Company’s Form 10-Q filed August 14, 2001 and incorporated by reference herein.

10.12	Promissory Note dated November 30, 2001 filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporated by reference herein.

10.13	Promissory Note dated December 14, 2001 filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporated by reference herein.

10.14	Promissory Note dated February 11, 2002 filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporate by reference herein.

10.15**	Employment Agreement dated January 1, 2001 between the Company and Robert P. Capps filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporated by reference herein.

10.16	Release and Settlement Agreement dated January 19, 2001 between the Company and Savage Arms, Inc. filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporated by reference herein.

10.17	Settlement and Release Agreement dated March 4, 2002 among the Company, DNA Enterprises, Inc. and Cadence Design Systems, Inc. filed as an exhibit to the Company’s Form 10-K filed April 15, 2002 and incorporated by reference herein.

Exhibit	Description of Exhibit
10.18**	Amended and Restated Stock Incentive Plan filed as an exhibit to the Company’s Definitive Proxy Statement filed on April 30, 2001 and incorporated by reference herein.

10.19	Amendment to Credit Agreement dated October 3, 2002 between the Company and Bank One, NA, filed as an exhibit to the Company’s Form 8-K filed October 21, 2002 and incorporated by reference herein.

10.20	Reimbursement Agreement by and between the Company and O.S. Wyatt, Jr. dated as of December 30, 2002, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003 and incorporated by reference herein.

10.21	Promissory Note dated October 1, 2002, filed as an exhibit to the Company’s Form 8-K/A filed January 15, 2003, and incorporated by reference herein.

10.22	Reimbursement Agreement dated March 26, 2003, filed as an exhibit to the Company’s Current Report on Form 8-K filed March 28, 2003 and incorporated herein by reference.

10.23	Loan Agreement dated March 26, 2003 between DNA Computing Solutions, Inc. and FirstCapital Bank, SSB, filed as an exhibit to the Company’s Annual Report on Form 10-K filed on April 15, 2003, and incorporated herein by reference.

10.24	Note Modification Agreement dated March 31, 2003 between the Company and Bank One, NA, filed as an exhibit to the Company’s Annual Report on Form 10-K filed on April 15, 2003, and incorporated herein by reference.

10.25	Form of Note Agreement dated July 3, 2003, filed as an exhibit to the Company’s Form 8-K filed July 30, 2003 and incorporated by reference herein.

10.26	Form of 12% Convertible Subordinated Note, filed as an exhibit to the Company’s Form 8-K filed July 30, 2003 and incorporated by reference herein.

10.27	Technology License and Marketing Agreement between DNA Computing Solutions, Inc. and VISTA Controls, Inc., filed as an exhibit to the Company’s Form 8-K filed November 24, 2003 and incorporated by reference herein.

10.28	Distribution Agreement between DNA Computing Solutions, Inc. and VISTA Controls, Inc., filed as an exhibit to the Company’s Form 8-K filed November 24, 2003 and incorporated by reference herein.

10.29	Technology Transfer and Support Agreement between DNA Computing Solutions, Inc. and VISTA Controls, Inc., filed as an exhibit to the Company’s Form 8-K filed November 24, 2003 and incorporated by reference herein.

10.30	Amended and Restated Stock Incentive Plan, filed as an exhibit to the Company’s Form 10-K filed March 30, 2004 and incorporated by reference herein.

10.31	Note Modification Agreement dated March 18, 2004 between the Company and Bank One, NA, filed as an exhibit to the Company’s Form 10-K filed March 30, 2004 and incorporated by reference herein.

Exhibit	Description of Exhibit
13.1	Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004 and incorporated by reference herein.

13.2	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed on May 11, 2004 and incorporated by reference herein.

23.1*	Consent of Grant Thornton LLP

23.2***	Consent of Haynes and Boone, LLP

24.1***	Power of Attorney of officers and directors of TeraForce Technology Corporation (included on signature page hereto)

*	Filed herewith.

**	Management contract or other compensatory plan or arrangement.

***	Previously filed